Exhibit 99.(a)(1)(J)

AMENDMENT NO. 1
TO OFFER TO AMEND ELIGIBLE OPTIONS

The Offer to Amend Eligible Options is hereby amended and supplemented to read as follows:

1.  The second bullet point on page 2, with a page heading that reads “Medarex, Inc. Offer to Amend Eligible Options” is restated in its entirety to read as follows:

•                  options that were granted on any of the following dates: September 19, 2001, July 11, 2002, November 24, 2003 or certain of the stock options that were granted on September 6, 2005; and

2.  The first paragraph under the caption “Summary of Material Terms of the Offer” on page 1 of the Offering Memorandum with the heading “Offering Memorandum for Offer to Amend Eligible Options” is restated to read in its entirety as follows:

Eligible Options.

Eligible Options are those stock options that were granted (1) under any of the Plans, (2) with an exercise price per share that was less, or may have been less, than the fair market value per share of the Medarex common stock underlying the option on the option’s grant date, and (3) with an original grant date of any of the following dates: September 19, 2001, July 11, 2002, November 24, 2003, or certain of the stock options that were granted on September 6, 2005. Note that options granted on September 6, 2005 to persons who commenced employment with Medarex on September 6, 2005 are not Eligible Options.

3.  The second bullet point on page 5 of the Offering Memorandum under the caption “Q7: Which Medarex stock options are subject to the offer?” is restated to read in its entirety as follows:

•                  options that were granted on any of the following dates: September 19, 2001, July 11, 2002, November 24, 2003 or certain of the stock options that were granted on September 6, 2005; and

4.  The following sentence is added to the first paragraph on page 6 of the Offering Memorandum:

Please note that certain options granted on September 6, 2005 to persons who commenced employment with Medarex on September 6, 2005 are not Eligible Options as they are not deemed to have been issued at a discount for accounting purposes.

5.  The second bullet point on page 14, with a page heading that reads “Offer to Amend Eligible Options” is restated in its entirety to read as follows:

•                  options that were granted on any of the following dates: September 19, 2001, July 11, 2002, November 24, 2003 or certain of the stock options that were granted on September 6, 2005; and